                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration File No.: 333-59936


            Prospectus Supplement to Prospectus dated May 18, 2001.

                                  $500,000,000

                          (THE COCA-COLA COMPANY LOGO)

                          4.00% Notes due June 1, 2005

                             ----------------------

     The Coca-Cola Company will pay interest on the notes on June 1 and December 1 of each year. The first such payment will be made on December 1, 2002. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

     The Coca-Cola Company has the option to redeem some or all of the notes at a redemption price equal to the principal amount of the notes plus accrued interest to the redemption date if events involving U.S. taxation described in this prospectus supplement occur.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                              Per Note       Total
                                                              --------       -----
Initial public offering price...............................   99.978%    $499,890,000
Underwriting discount.......................................    0.090%    $    450,000
Proceeds, before expenses, to The Coca-Cola Company.........   99.888%    $499,440,000

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from March 8, 2002 and must be paid by the purchaser if the notes are delivered after March 8, 2002.

                             ----------------------

     The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on March 8, 2002.

GOLDMAN, SACHS & CO.
                     UBS WARBURG LLC
                                         UTENDAHL CAPITAL PARTNERS, L.P.

                             ----------------------

                 Prospectus Supplement dated February 27, 2002.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information that we have previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of the date of the applicable document.
                             ----------------------

     The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. If you possess this prospectus supplement and the accompanying prospectus, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus are not an offer to sell the notes and are not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. See "Underwriting."

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain written and oral statements made by us and our subsidiaries or with the approval of an authorized executive officer of The Coca-Cola Company may constitute "forward-looking statements" as defined under the United States Private Securities Litigation Reform Act of 1995, including statements made in this prospectus supplement, the accompanying prospectus and other filings with the Securities and Exchange Commission. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements which address operating performance, events or developments that we expect or anticipate will occur in the future -- including statements relating to volume growth, share of sales and earnings per share growth and statements expressing general optimism about future operating results -- are forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. As and when made, management believes that these forward-looking statements are reasonable. However, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     The following are some of the factors that could cause our actual results to differ materially from the expected results described in or underlying our forward-looking statements:

     - Foreign currency rate fluctuations, interest rate fluctuations and other capital market conditions. Most of our exposures to capital markets, including foreign currency and interest, are managed on a consolidated basis, which allows us to net certain exposures and, thus, take advantage of any natural offsets. We use derivative financial instruments to reduce our net exposure to financial risks. There can be no assurance, however, that our financial risk management program will be successful in reducing capital market exposures.

     - Changes in the nonalcoholic beverages business environment. These include, without limitation, changes in consumer preferences, competitive product and pricing pressures and our ability to gain or maintain share of sales in the global market as a result of actions by competitors. While we believe our opportunities for sustained, profitable growth are considerable, factors such as these could impact our earnings, share of sales and volume growth.

     - Adverse weather conditions, which could reduce demand for our products.

     - Our ability to generate sufficient cash flows to support capital expansion plans, share repurchase programs and general operating activities.

     - Changes in laws and regulations, including changes in accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax law interpretations) and environmental laws in domestic or foreign jurisdictions.

     - The effectiveness of our advertising, marketing and promotional programs.

     - Fluctuations in the cost and availability of raw materials and the ability to maintain favorable supplier arrangements and relationships.

     - Our ability to achieve earnings forecasts, which are generated based on projected volumes and sales of many product types, some of which are more profitable than others. There can be no assurance that we will achieve the projected level or mix of product sales.

     - Economic and political conditions, especially in international markets, including civil unrest, governmental changes and restrictions on the ability to transfer capital across borders.

     - Our ability to penetrate developing and emerging markets, which also depends on economic and political conditions, and how well we are able to acquire or form strategic business alliances with local bottlers and make necessary infrastructure enhancements to production facilities, distribution networks, sales equipment and technology. Moreover, the supply of products in developing markets must match the customers' demand for those products, and due to product price and cultural differences, there can be no assurance of product acceptance in any particular market.

     - The uncertainties of litigation, as well as other risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

     The foregoing list of important factors is not exclusive.

                                  THE COMPANY

     The Coca-Cola Company is the largest manufacturer, distributor and marketer of nonalcoholic beverage concentrates and syrups in the world. Finished beverage products bearing our trademarks, sold in the United States since 1886, are now sold in nearly 200 countries and include the leading soft drink products in most of these countries.

     Our business is nonalcoholic beverages -- principally soft drinks but also a variety of noncarbonated beverages, including juice and juice-drink products. We are one of numerous competitors in the commercial beverages market. Of the approximately 48 billion beverage servings of all types consumed worldwide every day, beverages bearing our trademarks account for more than 1.1 billion.

     We were incorporated in September 1919 under the laws of the State of Delaware and succeeded to the business of a Georgia corporation with the same name that had been organized in 1892.

     Our principal office is located at One Coca-Cola Plaza, N.W., Atlanta, Georgia 30313, and our telephone number is (404) 676-2121.

                            SELECTED FINANCIAL DATA

     We derived the selected financial data set forth below as of and for the years ended December 31, 2000, 1999, 1998 and 1997 from our audited consolidated financial statements. We derived the selected financial data set forth below as of and for the year ended December 31, 2001 from unaudited consolidated financial statements. The following information should be read in conjunction with our consolidated financial statements and the notes thereto which are incorporated by reference in this prospectus supplement and the accompanying prospectus, copies of which may be obtained free of charge. See "Where You Can Find More Information" on page 1 of the accompanying prospectus.

                                                AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------
                                              2001        2000      1999      1998      1997
                                           -----------   -------   -------   -------   -------
                                           (UNAUDITED)
                                                  IN MILLIONS, EXCEPT PER SHARE AMOUNTS
INCOME STATEMENT DATA:
  Net operating revenues(1)..............    $20,092     $19,889   $19,284   $18,357   $18,462
  Gross profit(1)........................     14,048      13,685    13,275    12,795    12,447
  Operating income.......................      5,352       3,691     3,982     4,967     5,001
  Net income.............................      3,969       2,177     2,431     3,533     4,129
  Cash dividends per common share........       0.72        0.68      0.64      0.60      0.56
BALANCE SHEET DATA:
  Total assets...........................    $22,417     $20,834   $21,623   $19,145   $16,881
  Long-term debt.........................      1,219         835       854       687       801
  Share-owners' equity...................     11,366       9,316     9,513     8,403     7,274

---------------

(1) In 2001, we adopted EITF Issue No. 00-14, "Accounting for Certain Sales Incentives" and EITF Issue No. 00-22, "Accounting for 'Points' and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future." As a result, we have reclassified net operating revenue and gross profit for all prior years presented above to conform to the presentation for the year ended December 31, 2001.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of December 31, 2001.

                                                              AS OF DECEMBER 31, 2001
                                                              -----------------------
                                                                    (UNAUDITED)
                                                                    IN MILLIONS
Interest-bearing debt:
  Loans and notes payable...................................         $  3,743
  Current maturities of long-term debt......................              156
  Long-term debt............................................            1,219
                                                                     --------
          Total interest-bearing debt.......................            5,118
Share-owners' equity:
  Common stock..............................................              873
  Capital surplus...........................................            3,520
  Reinvested earnings.......................................           23,443
  Accumulated other comprehensive income and unearned
     compensation on restricted stock.......................           (2,788)
  Treasury stock............................................          (13,682)
                                                                     --------
          Total share-owners' equity........................           11,366
                                                                     --------
Total capital...............................................         $ 16,484
                                                                     ========

                      RATIOS OF EARNINGS TO FIXED CHARGES

     Our ratios of earnings to fixed charges for the five fiscal years ended December 31, 2001 are set forth below.

    YEAR ENDED DECEMBER 31,
-------------------------------
2001  2000   1999   1998   1997
----  ----   ----   ----   ----
18.1  8.7    11.6   17.3   20.8

     We computed the ratios of earnings to fixed charges on a total enterprise basis by dividing income from continuing operations before income taxes and changes in accounting principles (excluding undistributed equity earnings) and fixed charges (excluding capitalized leases) by fixed charges. Fixed charges consist of interest expense, the interest portion of rental expense and capitalized interest.

     On December 31, 2001, we were contingently liable for guarantees of indebtedness owed by third parties in the amount of $436 million, of which $10 million related to our equity investee bottlers. Fixed charges for these contingent liabilities have not been included in the computation of the above ratios as the amounts are immaterial and, in the opinion of management, it is not probable that we will be required to satisfy the guarantees.

                                USE OF PROCEEDS

     We estimate that we will receive approximately $499 million from the sale of the notes, after deducting underwriting discounts and estimated offering expenses. We currently intend to use these net proceeds for general corporate purposes.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the notes supplements the description of the general terms set forth in the accompanying prospectus. It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making your decision to invest in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the notes described in the prospectus, you should rely on the information contained in this prospectus supplement.

GENERAL

     The notes offered by this prospectus supplement are a series of senior debt securities issued under our indenture with Bankers Trust Company, as trustee. The notes will initially be limited to an aggregate principal amount of $500,000,000. The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and whole multiples of $1,000. All the notes are unsecured obligations of The Coca-Cola Company and will rank equally with all of our other unsecured senior indebtedness, whether currently existing or hereinafter created.

     The notes will bear interest at a fixed rate per year of 4.00%, starting on March 8, 2002 and ending on their maturity date, which is June 1, 2005. Interest on the notes will be payable semiannually on June 1 and December 1 of each year, starting on December 1, 2002. All payments of interest on the notes will be made to the persons in whose names the notes are registered on the May 15 or November 15 preceding the applicable interest payment date. The amount of the interest payment on December 1, 2002 will be $29.22 per $1,000 principal amount of notes.

     Interest will be calculated on the basis of a 360-day year comprised of twelve 30-day months. All dollar amounts resulting from this calculation will be rounded to the nearest cent.

     Payments of principal of and interest on the notes issued in book-entry form will be made as described below under "-- Book-Entry Notes." Payments of principal of and interest on notes issued in definitive form, if any, will be made as described below under "-- Definitive Notes and Paying Agent."

     If either a date for payment of principal or interest on the notes or the maturity date of the notes falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the date for payment of principal of or interest on the notes or the maturity date of the notes. For these purposes, "Business Day" means any day which is a day on which commercial banks settle payments and are open for general business in The City of New York.

     The defeasance provisions described in the accompanying prospectus under "Description of Debt Securities -- Defeasance of the Indenture and Securities" and in Section 12.01(b) of the indenture will not be applicable to the notes. The lien and sale and leaseback provisions described in the accompanying prospectus under "Description of Debt Securities -- Restrictive Covenants" and in Sections 5.03 and 5.04 of the indenture will not be applicable to the notes.

     We may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes having the same ranking, interest rate, maturity and/or other terms as the notes. Any such additional notes issued could be considered part of the same series of notes under the indenture as the notes offered hereby.

     The indenture is subject to the provisions of the Trust Indenture Reform Act of 1990, which became effective on November 15, 1990, and governs indentures qualified prior to that date. As of the date of this prospectus supplement, we have issued under the indenture and there were outstanding the following securities:

     - our 6 5/8% notes due October 1, 2002;

     - our 6% notes due July 15, 2003;

     - our 7 3/8% debentures due July 29, 2093; and

     - our 5.75% notes due March 15, 2011.

BOOK-ENTRY NOTES

THE DEPOSITORY TRUST COMPANY

     Except under the limited circumstances described below, all notes will be book-entry notes. This means that the actual purchasers of the notes will not be entitled to have the notes registered in their names and will not be entitled to receive physical delivery of the notes in definitive (paper) form. Instead, upon issuance, all the notes will be represented by one or more fully registered global notes.

     Each global note will be deposited with The Depository Trust Company, a securities depositary, and will be registered in the name of DTC's nominee, Cede & Co. No global note representing book-entry notes may be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to another nominee of DTC. Thus, DTC will be the only registered holder of the notes and will be considered the sole representative of the beneficial owners of the notes for purposes of the indenture.

     The registration of the global notes in the name of Cede & Co. will not affect beneficial ownership and is performed merely to facilitate subsequent transfers. The book-entry system, which is also the system through which most publicly traded common stock is held in the United States, is used because it eliminates the need for physical movement of securities certificates. The laws of some jurisdictions, however, may require some purchasers to take physical delivery of their notes in definitive form. These laws may impair the ability of holders to transfer book-entry notes.

     Purchasers of notes may hold interests in the global notes only through DTC, if they are participants in such system. Purchasers may also hold interests indirectly through securities intermediaries -- such as banks, brokerage houses and other institutions that maintain securities accounts for customers -- that have accounts with DTC or its nominee ("participants"). For information on how accounts of ownership of notes held through DTC are recorded, please refer to "Description of Debt Securities -- Book-Entry Securities" beginning on page 13 of the accompanying prospectus.

     We, the trustee and all of our and their agents will not be liable for the accuracy of, or responsible for maintaining, supervising or reviewing, DTC's records or any participant's records relating to book-entry notes. We, the trustee and all of our and their agents also will not be responsible or liable for payments made on account of the book-entry notes.

     In this prospectus supplement, unless and until definitive (certificated) notes are issued to the beneficial owners as described below, all references to "holders" of notes shall mean DTC or its nominee. We, the trustee and any paying agent, transfer agent or registrar may treat DTC as the absolute owner of the notes for all purposes.

     We will make all distributions of principal and interest on our notes to DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the notes. DTC and its participants are generally required by law to receive and transmit all distributions, notices and directions from us and the trustee to the beneficial owners through a chain of intermediaries. Purchasers of the notes will not receive written confirmation from DTC of their purchases. However, beneficial owners of book-entry notes are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants or indirect participants through which they entered into the transaction.

     Similarly, we and the trustee will accept notices and directions solely from DTC. Therefore, in order to exercise any rights of a holder of notes under the indenture, each person owning a beneficial interest in the notes must rely on the procedures of DTC. If the beneficial owner is not a participant in the applicable system, then it must rely on the procedures of the participant through which that person owns its interest. DTC has advised us that it will take actions under the indenture only at the direction of its participants, which in turn will act only at the direction of the beneficial owners. Some of these actions, however, may conflict with actions DTC takes at the direction of other participants and beneficial owners.

     Notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them.

     Book-entry notes may be more difficult to pledge because of the lack of physical note. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner's account.

     For additional information on DTC, please refer to "Description of Debt Securities -- Book-Entry Securities" beginning on page 13 of the accompanying prospectus.

SETTLEMENT PROCEDURES

     Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way, in accordance with DTC's rules, and will be settled in immediately available funds using DTC's same-day funds settlement system. Although DTC has agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time.

DISTRIBUTIONS ON BOOK-ENTRY NOTES

     We will make all distributions of principal of and interest on book-entry notes to DTC. Upon receipt of any payment of principal or interest, DTC will immediately credit the accounts of its participants on its book-entry registration and transfer system. DTC will credit those accounts in proportion to the participants' respective beneficial interests in the principal amount of the global note as shown on the records of DTC. Payments by participants to beneficial owners of book-entry notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

DEFINITIVE NOTES AND PAYING AGENT

     If any of the events described under "Description of Debt
Securities -- Book-Entry Securities" on page 13 of the accompanying prospectus occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive notes are available and notice will be published as described below under "-- Notices." Beneficial owners of book-entry notes will then be entitled (1) to receive physical delivery in certificated form of definitive notes equal in principal amount to their beneficial interest and (2) to have the definitive notes registered in their names. The definitive notes will be issued in denominations of $1,000 and whole multiples of $1,000 in excess of that amount. Definitive notes will be registered in the name or names of the person or persons DTC specifies in a written instruction to the registrar of the notes. DTC may base its written instruction upon directions it receives from its participants. Thereafter, the holders of the definitive notes will be recognized as the "holders" of the notes under the indenture.

     The indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive note, so long as the applicant furnishes to us and the trustee such security or indemnity and such evidence of ownership as we and the trustee may require.

     In the event definitive notes are issued, the holders of definitive notes will be able to receive payments of principal of and interest on their notes at the office of our paying agent maintained in the Borough of Manhattan, The City of New York. Payment of principal of a definitive note may be made only against surrender of the note to our paying agent. We have the option, however, of making payments of interest by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

     Our paying agent in the Borough of Manhattan is currently the corporate trust office of Bankers Trust Company, currently located at Four Albany Street, New York, New York 10006.

     In the event definitive notes are issued, the holders of definitive notes will be able to transfer their notes, in whole or in part, by surrendering the notes for registration of transfer at the office of Bankers Trust Company duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to us and the securities registrar. A form of such instrument of transfer will be obtainable at the offices of Bankers Trust Company. Upon surrender, we will execute, and the trustee will authenticate and deliver, new notes to the designated transferee in the amount being transferred, and a new note for any amount not being transferred will be issued to the transferor. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

NOTICES

     Notices to holders of the notes will be made by first class mail, postage prepaid, to the addresses that appear on the register of The Coca-Cola Company.

PAYMENT OF ADDITIONAL AMOUNTS

OBLIGATION TO PAY ADDITIONAL AMOUNTS

     We will pay additional amounts to the beneficial owner of any note that is a non-United States person in order to ensure that every net payment on such note will not be less, due to payment of United States withholding tax, than the amount then due and payable. For this purpose, a "net payment" on a note means a payment by us or a paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment or other governmental charge of the United States. These additional amounts will constitute additional interest on the note.

EXCEPTIONS

     We will not be required to pay additional amounts, however, in any of the circumstances described in items (1) through (14) below.

         (1) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder or the beneficial owner:

           - having a relationship with the United States as a citizen, resident or otherwise;

           - having had such a relationship in the past; or

           - being considered as having had such a relationship.

         (2) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder or the beneficial owner:

           - being treated as present in or engaged in a trade or business in the United States;

           - being treated as having been present in or engaged in a trade or business in the United States in the past; or

           - having or having had a permanent establishment in the United
             States.

         (3) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder or the beneficial owner being or having been a:

           - personal holding company;

           - foreign personal holding company;

           - foreign private foundation or other foreign tax-exempt organization;

           - passive foreign investment company;

           - controlled foreign corporation; or

           - corporation which has accumulated earnings to avoid United States federal income tax.

         (4) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder or the beneficial owner (a) owning or having owned, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of The Coca-Cola Company entitled to vote or (b) being a bank which acquired such notes in consideration of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

     For purposes of items (1) through (4) above, "beneficial owner" means a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

         (5) Additional amounts will not be payable to any holder of a note that is a:

           - fiduciary;

           - partnership;

           - limited liability company; or

           - other fiscally transparent entity

     or that is not the sole beneficial owner of the note, or any portion of the note to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

         (6) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation or other information reporting requirements. This exception to the obligation to pay additional amounts will only apply if compliance with such reporting requirements is required by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge.

         (7) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is collected or imposed by any method other than by withholding from a payment on a note by us or a paying agent.

         (8) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

         (9) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of a note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

         (10) Additional amounts will not be payable if a payment on a note is reduced as a result of any:

           - estate tax;

           - inheritance tax;

           - gift tax;

           - sales tax;

           - excise tax;

           - transfer tax;

           - wealth tax;

           - personal property tax; or

           - any similar tax, assessment or other governmental charge.

         (11) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on a note if such payment can be made without such withholding by any other paying agent.

         (12) Additional amounts will not be payable where withholding is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive.

         (13) Additional amounts will not be payable on a note presented for payment by or on behalf of a beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant note to another paying agent in a member state of the European Union.

         (14) Additional amounts will not be payable if a payment on a note is reduced as a result of any combination of items (1) through (13) above.

     Except as specifically provided in this section ("Payment of Additional Amounts") and under "-- Redemption for Tax Purposes" below, we will not be required to make any payment of any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of such government.

RELEVANT DEFINITIONS

     As used in this prospectus supplement, "United States person" means:

     - any individual who is a citizen or resident of the United States;

     - any corporation, partnership or other entity created or organized in or under the laws of the United States;

     - any estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income; and

     - a trust (1) that validly elects to be treated as a United States person for United States federal income tax purposes or (2)(a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions over which one or more United States persons have the authority to control.

     Additionally, "non-United States person" means a person who is not a United States person, and "United States" means the United States of America, including the States and the District of Columbia, its territories, its possessions and other areas within its jurisdiction.

REDEMPTION FOR TAX PURPOSES

     We may, at our option, redeem the notes as a whole, but not in part, for a redemption price equal to 100% of the principal amount of the notes, together with accrued interest to the redemption date, in the circumstances described in items (1) or (2) below under "-- Redemption Circumstances."

REDEMPTION CIRCUMSTANCES

     There are two sets of circumstances in which we may redeem the notes in the manner described below under "-- Redemption Procedure:"

         (1) We may redeem the notes if:

         - we become or will become obligated to pay additional amounts as described under "-- Payment of Additional Amounts" above; and

         - the obligation to pay additional amounts arises as a result of any change in the laws, regulations or rulings of the United States, or an official position regarding the application or interpretation of such laws, regulations or rulings, which change is announced or becomes effective on or after the date of issuance of the notes.

         (2) We may also redeem the notes if:

         - any act is taken by a taxing authority of the United States on or after the date of issuance of the notes, whether or not such act is taken in relation to us or any affiliate, that results in a substantial probability that we will or may be required to pay additional amounts as described under "-- Obligation to Pay Additional Amounts" above; and

         - we receive an opinion of reputable tax counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that we will or may be required to pay the additional amounts described under "-- Obligation to Pay Additional Amounts" above, and delivers to the trustee a certificate, signed by a duly authorized officer, stating that based on such opinion we are entitled to redeem the notes pursuant to their terms.

REDEMPTION PROCEDURE

     We will provide not less than 30 nor more than 60 days' notice mailed to each registered holder of the notes to be redeemed. See "-- Notices" above. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date. In the event that any redemption date is not a Business Day, we will pay the redemption price on the next Business Day without any interest or other payment due to the delay.

GOVERNING LAW

     The indenture and the notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the principal United States federal income tax consequences of purchasing, holding and selling notes. This summary is based on (1) the Internal Revenue Code of 1986, as amended (the "Code"), (2) income tax regulations (proposed and final) issued under the Code, and (3) administrative and judicial interpretations of the Code and regulations, each as in effect and available as of the date of this prospectus supplement. These income tax laws, regulations, and interpretations, however, may change at any time, and any change could be retroactive to the issuance date of the notes.

     Except as otherwise stated, this summary deals only with notes held as capital assets by a holder who acquires notes as part of the initial distribution at their initial issue price. This summary does not address all of the United States federal income tax considerations that may be relevant to non-United States holders. Further, this summary does not address tax considerations applicable to investors to whom special tax rules may apply, including:

     - banks;

     - tax-exempt entities;

     - insurance companies;

     - real estate investment trusts;

     - regulated investment companies;

     - grantor trusts;

     - common trust funds;

     - dealers or traders in securities or currencies;

     - persons that will hold the notes as a hedge or hedged against currency risk or as a part of an integrated investment, including a "straddle" or "conversion transaction," comprised of a note and one or more other positions; or

     - beneficial owners of notes that are United States persons that have a functional currency other than the United States dollar.

     Further, except where otherwise stated, this summary does not address:

     - the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of notes; or

     - any state, local or foreign tax consequences of the purchase, ownership and sale of notes.

     Prospective investors should consult their tax advisors in determining the particular United States federal income tax consequences to them of the acquisition, ownership and disposition of the notes, as well as the application of state, local, foreign or other tax laws.

     As used herein, the term "United States holder" means a beneficial owner of a note that is for United States federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or partnership (including an entity treated as a corporation or partnership for United State federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate whose income is subject to United States federal income tax regardless of its source, or (4) a trust (a) that validly elects to be treated as a United States person for United States federal income tax purposes or (b)(i) the administration over which a United States court can exercise primary supervision and (ii) all of the substantial decisions over which one or more United States persons have the authority to control. As used herein, the term "non-United States holder" means a beneficial owner of a note that is not a United States holder.

     If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of the partnership and of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its own tax advisor as to its consequences.

UNITED STATES HOLDERS

PAYMENTS OF INTEREST

     If you are a United States holder, payments of interest on a note will be taxable to you as ordinary interest income at the time that such payments are accrued or are received, in accordance with your usual method of tax accounting.

PURCHASE, SALE AND RETIREMENT OF NOTES

     If you are a United States holder, your tax basis in a note generally will equal the initial purchase price of such note to you. If you are a United States holder, upon the sale, exchange, retirement or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between
(1) the amount realized on the disposition (less any accrued interest, which will be taxable as ordinary income) and (2) your adjusted tax basis in such note. If you are a United States holder, any such gain or loss generally will be long term capital gain or loss if your holding period for the note exceeds one year at the time of such disposition. If you are a noncorporate United States holder, the maximum marginal United States federal income tax rate applicable to the gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income if your holding period for the notes exceeds one year. The deductibility of capital losses is subject to limitations.

NON-UNITED STATES HOLDERS

     Subject to the discussion of backup withholding below, under United States federal income tax law:

     - if you are a non-United States holder, unless you are (1) a controlled foreign corporation related to The Coca-Cola Company by stock ownership,
       (2) a shareholder owning actually or constructively 10% or more of the total combined voting power of all classes of stock of The Coca-Cola Company entitled to vote or (3) a bank which acquired such notes in consideration of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, payments to you of principal of, and interest on, the notes will not be subject to United States withholding tax, provided that valid certifications (described below) establishing that you are not a United States person are received or an exemption is otherwise established;

     - if you are a non-United States holder, any gain or income realized by you upon the sale or redemption of the notes will not be subject to United States income or withholding tax unless (1) such gain is effectively connected with the conduct by you of a trade or business in the United States or (2) if you are an individual non-United States holder, and you are present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement and certain other conditions are met; and

     - a note that is held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual is not actually or constructively a 10% (or more) shareholder of The Coca-Cola Company and, at the time of such individual's death, payments of interest with respect to such notes would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

     If you are a non-United States holder, however, whose interest on the notes is effectively connected with the conduct of a trade or business in the United States you will be subject to United States federal income tax on the interest on a net income basis in the same manner as if you were a United States holder. In addition, if you are a non-United States holder that is a foreign corporation you may be subject to a branch profits tax equal to 30%, or lower applicable treaty rate, of your effectively connected earnings and profits, including (1) any interest on a note and (2) any gain recognized on a sale, exchange or retirement of a note, for the taxable year, subject to adjustments.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Certain noncorporate holders of notes may be subject to backup withholding tax and information reporting requirements with respect to payments made on a note. Backup withholding tax and information reporting requirements will apply to you only if you are a United States person (as defined in the Code) and you
(1) fail to furnish your Taxpayer Identification Number ("TIN") which, in the case of an individual, is your Social Security number, (2) furnish an incorrect TIN, (3) are notified by the IRS that you have failed to properly report payments of interest or dividends, or (4) under certain circumstances, fail to certify, under penalty of perjury, that you furnished a correct TIN and have not been notified by the Internal Revenue Service ("IRS") that you are subject to backup withholding tax and information reporting requirements. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against your United States federal income tax liability provided that the required information is furnished to the IRS.

     Under current Treasury regulations, backup withholding will not apply to payments to a person that is not a United States person on notes that The Coca-Cola Company or any paying agent make, provided that The Coca-Cola Company has received valid certifications meeting the requirements of the Code and neither The Coca-Cola Company nor the paying agent has actual knowledge or reason to know that you are a United States person for purposes of such backup withholding tax requirements. Failure to provide such valid certifications in accordance with the requirements of the Code and the applicable Treasury regulations could subject you to withholding even if you were otherwise entitled to an exemption from withholding.

     If provided by a beneficial owner, the certification must give the name and address of such owner, state such owner is not a United States person, or, in the case of an individual, that such person is neither a citizen or resident of the United States, and must be signed by the owner under penalties of perjury. If provided by a financial institution, other than a financial institution that is a qualified intermediary, the certification must state that the financial institution has received from the beneficial owner the certificate set forth in the preceding sentence, set forth the information contained in such certificate (and include a copy of such certificate), and be signed by an authorized representative of the financial institution under penalties of perjury. Generally, the furnishing of the names of the beneficial owners of the notes that are not United States persons and a copy of such beneficial owner's certificate by a financial institution will not be required where the financial institution is a qualified intermediary which has entered into a withholding agreement with the IRS pursuant to the Treasury regulations.

     In the case of payments to a foreign partnership, a foreign simple trust, or a foreign grantor trust, other than payments to a foreign partnership, a foreign simple trust, or a foreign grantor trust that qualifies as a withholding foreign partnership or a withholding foreign trust within the meaning of the Treasury regulations and payments to a foreign partnership, a foreign simple trust, or a foreign grantor trust that are effectively connected with the conduct of a trade or business in the United States, the partners of these partnerships, the beneficiaries of the foreign simple trust, or the persons treated as the owners of the foreign grantor trust, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from withholding and backup withholding tax requirements. The backup withholding tax rate is 30% for years 2002 and 2003, 29% for years 2004 and 2005, and 28% for 2006 through 2010.

     In addition, if the foreign office of a foreign broker pays the proceeds of the sale of a note to the seller of the note, backup withholding and information reporting will not apply, provided that the broker (1) derives less than 50% of its gross income for certain periods from the conduct of trade of business in the United States, (2) is not a controlled foreign corporation and (3) is not a foreign partnership (a) one or more of the partners of which, at any time during its tax year, is a United States person who, in the aggregate, holds more than 50% of the income or capital interest in the partnership or (b) which, at any time during its tax year, is engaged in the conduct of trade or business in the United States. Moreover, the payment by the foreign office of other brokers of the proceeds of the sale of the notes (including any accrued but unpaid interest), will not be subject to backup withholding, unless the payor has actual knowledge or reason to know that the payee is a United States person.

     Principal and interest so paid by the United States office of a custodian, nominee or agent, or the payment of the proceeds of a sale of a note by the United States office of a broker, is subject to backup withholding, unless the beneficial owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

     The above description is not intended to constitute a complete analysis of all tax consequences relating to your acquisition, ownership and sale of notes. Accordingly, prospective purchasers are urged to consult their own tax advisors to determine the United States federal, state, local and foreign tax consequences relating to the acquisition, ownership and sale of notes in light of their particular situations.

                                  UNDERWRITING

     The Coca-Cola Company and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters                           Principal Amount of Notes
------------                           -------------------------
Goldman, Sachs & Co..................        $300,000,000
UBS Warburg LLC......................         150,000,000
Utendahl Capital Partners, L.P.......          50,000,000
                                             ------------
          Total......................        $500,000,000
                                             ============

     The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

     Goldman, Sachs & Co. has agreed to purchase, and will receive the underwriting commissions and selling concessions in respect of, any portion of Utendahl Capital Partners, L.P.'s underwriting allotment that Utendahl Capital Partners, L.P. is unable to sell.

     Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.075% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.050% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

     The notes are a new issue of securities with no established trading market. The Coca-Cola Company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

     In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Coca-Cola Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $440,000.

     The Coca-Cola Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     It is expected that delivery of the notes will be made against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the seventh business day following the date of pricing of the notes (such settlement cycle being referred to herein as "T+7"). Under Rule 15c6-1 of the Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any trade expressly agree otherwise. Accordingly purchasers who wish to trade the notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next three succeeding business days should consult their own advisor.

     The underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to The Coca-Cola Company or one or more of its affiliates in the ordinary course of business, for which they have received, and may in the future receive, customary fees.

                                 LEGAL MATTERS

     The validity of the notes will be passed upon for us by King & Spalding. Sam Nunn, a partner of King & Spalding, is one of our directors. White & Case, New York, New York, has acted as special tax counsel to us in connection with tax matters related to the issuance of the notes. Alston & Bird LLP, Atlanta, Georgia, has advised the underwriters with regard to various matters relating to the notes and this prospectus supplement. Alston & Bird LLP has from time to time acted as our counsel and may do so in the future.

                                   PROSPECTUS

                                 $1,500,000,000

                          (THE COCA-COLA COMPANY LOGO)

                                DEBT SECURITIES
                      WARRANTS TO PURCHASE DEBT SECURITIES

                             ----------------------

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

                             ----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ----------------------

                     This prospectus is dated May 18, 2001.

                               TABLE OF CONTENTS

About This Prospectus.......................................    1
Where You Can Find More Information.........................    1
Cautionary Note Regarding Forward-Looking Statements........    2
The Company.................................................    4
Use Of Proceeds.............................................    4
Ratios Of Earnings To Fixed Charges.........................    4
Description Of Debt Securities..............................    5
Description Of Debt Warrants................................   15
Plan Of Distribution........................................   17
Legal Matters...............................................   18
Experts.....................................................   18

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, commonly known as the SEC, using a "shelf" registration process. Under this shelf process, we may sell:

     - debt securities; and

     - warrants to purchase debt securities,

either separately or in units, in one or more offerings up to a total aggregate offering amount of $1,500,000,000. This prospectus provides you with a general description of those securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     You may obtain from the SEC, through the SEC's web site or at the SEC offices mentioned in the following paragraph, a copy of the registration statement, including exhibits, that we have filed with the SEC to register the securities offered under this prospectus. The registration statement may contain additional information about our company and the securities we are offering that may be important to you.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains regional offices where you can copy the reports. These are located at 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You also can obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

     We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

     We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus have been issued as described in this prospectus:

     - our annual report on Form 10-K for the year ended December 31, 2000;

     - our quarterly report on Form 10-Q for the three months ended March 31, 2001; and

     - our current report on Form 8-K filed on February 21, 2001.

     You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: Office of the Secretary, The Coca-Cola Company, One Coca-Cola Plaza, Atlanta, Georgia; telephone: (404) 676-2121.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. THESE SECURITIES ARE ONLY BEING OFFERED IN JURISDICTIONS WHERE THE OFFER IS PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain written and oral statements made by us or our subsidiaries or with the approval of one of our authorized executive officers may constitute "forward-looking statements" as defined under the United States Private Securities Litigation Reform Act of 1995, including statements made in this prospectus, any accompanying prospectus supplement and any other documents that we file with the SEC. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements which address operating performance, events or developments that we expect or anticipate will occur in the future -- including statements relating to volume growth, share of sales and earnings per share growth and statements expressing general optimism about future operating results -- are forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. As and when made, our management believes that these forward-looking statements are reasonable. However, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     The following are some of the factors that could cause our actual results to differ materially from the expected results described in or underlying our forward-looking statements:

     - Our ability to generate sufficient cash flows to support capital expansion plans, share repurchase programs and general operating activities.

     - Changes in the nonalcoholic beverages business environment. These include, without limitation, competitive product and pricing pressures and our ability to gain or maintain share of sales in the global market as a result of actions by competitors. While we believe our opportunities for sustained, profitable growth are considerable, factors such as these could impact our earnings, share of sales and volume growth.

     - Changes in laws and regulations, including changes in accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax law interpretations) and environmental laws in domestic or foreign jurisdictions.

     - Fluctuations in the cost and availability of raw materials and the ability to maintain favorable supplier arrangements and relationships.

     - Our ability to achieve earnings forecasts, which are generated based on projected volumes and sales of many product types, some of which are more profitable than others. There can be no assurance that we will achieve the projected level or mix of product sales.

     - Interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations. Most of our exposures to capital markets, including interest and foreign currency, are managed on a consolidated basis, which allows us to net certain exposures and, thus, take advantage of any natural offsets. We use derivative financial instruments to reduce our net exposure to financial risks. There can be no assurance, however, that our financial risk management program will be successful in reducing foreign currency exposures.

     - Economic and political conditions, especially in international markets, including civil unrest, governmental changes and restrictions on the ability to transfer capital across borders.

     - Our ability to penetrate developing and emerging markets, which also depends on economic and political conditions, and how well we are able to acquire or form strategic business alliances with local bottlers and make necessary infrastructure enhancements to production facilities, distribution networks, sales equipment and technology. Moreover, the supply of products in developing markets must match the customers' demand for those products, and, due to product price and cultural differences, there can be no assurance of product acceptance in any particular market.

     - The effectiveness of our advertising, marketing and promotional programs.

     - The uncertainties of litigation, as well as the other risks and uncertainties that we detail from time to time in our SEC filings.

     - Adverse weather conditions, which could reduce demand for our products.

     The foregoing list of important factors is not exclusive.

                                  THE COMPANY

     We are the largest manufacturer, distributor and marketer of soft drink concentrates and syrups in the world. Finished beverage products bearing our trademarks, sold in the United States since 1886, are now sold in nearly 200 countries and include the leading soft drink products in most of these countries.

     Our business is nonalcoholic beverages, principally soft drinks but also a variety of noncarbonated beverages, including juice and juice-drink products. We are one of numerous competitors in the commercial beverages market. Of the approximately 48 billion beverage servings of all types consumed worldwide every day, beverages bearing our trademarks account for more than one billion.

     We were incorporated in September 1919 under the laws of the State of Delaware and succeeded to the business of a Georgia corporation with the same name that had been organized in 1892.

     Our principal office is located at One Coca-Cola Plaza, Atlanta, Georgia 30313, and our telephone number is (404) 676-2121.

                                USE OF PROCEEDS

     Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities will be used for general corporate purposes, including:

     - working capital;

     - capital expenditures;

     - acquisitions of or investments in businesses or assets;

     - redemption and repayment of short-term or long-term borrowings; and

     - purchases of our common stock under our ongoing stock repurchase program.

Pending application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     Our ratios of earnings to fixed charges for the five fiscal years ended December 31, 2000 and the three months ended March 31, 2001 are set forth below:

THREE MONTHS ENDED
    MARCH 31,           YEAR ENDED DECEMBER 31,
------------------  --------------------------------
       2001         2000   1999   1998   1997   1996
       ----         ----   ----   ----   ----   ----
       13.9         8.7    11.6   17.3   20.8   14.9

     We computed ratios of earnings to fixed charges on a total enterprise basis by dividing income from continuing operations before income taxes and changes in accounting principles (excluding undistributed equity earnings) and fixed charges (excluding capitalized leases) by fixed charges. Fixed charges consist of interest expense, the interest portion of rental expense and capitalized interest.

     We are contingently liable for guarantees of indebtedness owed by third parties in the amount of approximately $367 million at March 31, 2001. Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of our management, it is not probable that we will be required to satisfy the guarantees.

                         DESCRIPTION OF DEBT SECURITIES

     This section describes the general terms and provisions of the debt securities. The prospectus supplement will describe the specific terms of the debt securities offered by that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

     We will issue the debt securities under an amended and restated indenture between us and Bankers Trust Company, as trustee, dated as of April 26, 1988, as amended by a first supplemental indenture dated as of February 24, 1992. As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we issue and the trustee authenticates and delivers under the indenture. The indenture and all debt securities issued under the indenture will be governed by and construed in accordance with the laws of the State of New York. Additionally, the indenture is subject to the provisions of the Trust Indenture Reform Act of 1990, which became effective on November 15, 1990 and governs indentures qualified prior to that date.

     We have summarized selected terms and provisions of the indenture in this section. We have also filed the indenture and the first supplemental indenture as exhibits to the registration statement. You should read the indenture and the first supplemental indenture for additional information before you buy any debt securities. The summary that follows includes references to section numbers of the indenture (as supplemented by the supplemental indenture, in some instances) so that you can more easily locate these provisions. Capitalized terms used but not defined in this summary have the meanings specified in the indenture.

GENERAL

     The debt securities will be our unsecured and unsubordinated obligations, will rank equally and ratably with our other unsecured and unsubordinated obligations and will not be convertible into our common stock. The debt securities will rank junior to all of our currently existing and future secured debt.

     We are not limited as to the amount of debt securities that we can issue under the indenture. We may issue debt securities under the indenture in one or more series, each with different terms, up to the aggregate principal amount which we may authorize from time to time. We also have the right to "reopen" a previous issue of a series of debt securities by issuing additional debt securities of such series. (Section 3.01).

     A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. (Section 3.01). These terms will include some or all of the following:

     - the title and type of the debt securities;

     - the total principal amount of debt securities of that series that are authorized and outstanding as of the most recent date;

     - any limit on the total principal amount of the debt securities;

     - the price at which the debt securities will be issued;

     - the date or dates on which the principal of and premium, if any, on the debt securities will be payable;

     - the maturity date of the debt securities;

     - the minimum denominations in which the debt securities will be issued;

     - if the debt securities will bear interest:

        - the interest rate on the debt securities or the method of calculating the interest rate;

        - the date from which interest will accrue;

        - the record and interest payment dates for the debt securities;

        - the first interest payment date; and

        - any circumstances under which we may defer interest payments;

     - the place or places at which the principal or premium, if any, and interest, if any, on the debt securities will be paid;

     - any optional redemption provisions that would permit us or the holders of the debt securities to elect redemption of the debt securities prior to their final maturity;

     - any sinking fund or mandatory redemption or retirement provisions that would obligate us to redeem the debt securities prior to their final maturity;

     - the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars;

     - any provisions that would permit us or the holders of the debt securities to elect the currency or currencies in which the debt securities are paid;

     - the portion of the principal amount of the debt securities that will be payable upon declaration or acceleration of maturity of the debt securities (if other than the principal amount of the debt securities);

     - whether the provisions described under the heading "Defeasance" below apply to the debt securities;

     - whether the provisions of some or all of the covenants described under the heading "Restrictive Covenants" below apply to the debt securities;

     - any changes to or additional Events of Default or covenants;

     - whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary for those global securities;

     - any special tax implications of the debt securities; and

     - any other terms of the debt securities.

     If the purchase price of any debt securities is denominated in a foreign currency or composite currency, or if the principal of or any premium or interest on any debt securities is payable in a foreign currency or composite currency, we will include the restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the applicable foreign currency or composite currency in the applicable prospectus supplement.

     We may issue debt securities as Original Issue Discount Securities (as defined below) to be offered and sold at a substantial discount from their principal amount and typically bearing no interest or interest at a rate which at the time of issuance is below market rates. An "Original Issue Discount Security" is any debt security which provides for an amount less than its principal amount to be due and payable upon a declaration of acceleration of its maturity. (Section 1.01) We will describe the federal income tax, accounting and other considerations relevant to any such original issue discount securities in the applicable prospectus supplement.

RESTRICTIVE COVENANTS

     The indenture contains certain restrictive covenants that apply, or may apply, to us and all of our Restricted Subsidiaries (as defined below). The covenants described below under "Restrictions on Liens" and "Restrictions on Sale and Leaseback Transactions" will not apply to a series of debt securities unless we specifically so provide in the applicable prospectus supplement. These covenants do not apply to any of our Subsidiaries that are not designated as Restricted Subsidiaries.

     You should carefully read the applicable prospectus supplement for the particular provisions of the series of debt securities being offered, including any additional restrictive covenants or Events of Default that may be included in the terms of such debt securities.

     RESTRICTIONS ON LIENS. If the applicable prospectus supplement states that the covenant set forth in Section 5.03 of the indenture will be applicable to a series of debt securities, we will be subject to a covenant that we will not, nor will we permit any Restricted Subsidiary (as defined below) to, create, incur, issue, assume or guarantee any debt for money borrowed (as used in this "Restrictive Covenants" section, "Debt") if such Debt is secured by a mortgage, pledge, lien, security interest or other encumbrance upon any Principal Property (as defined below) or on any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or acquired in the future), without, in any such case, effectively providing that the debt securities and, at our option, any of our other indebtedness or guarantees or any indebtedness or guarantees of a Restricted Subsidiary ranking equally with the debt securities shall be secured equally and ratably with (or, at our option, prior to) such Debt. The foregoing restrictions shall not apply to:

         (1) mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

         (2) mortgages on property existing at the time of acquisition of such property and, in some instances, certain purchase money mortgages;

         (3) mortgages securing Debt owing by any Restricted Subsidiary to us or another Restricted Subsidiary;

         (4) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to us or a Restricted Subsidiary;

         (5) mortgages in favor of any country or any political subdivision of any country, or any instrumentality thereof, to secure payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages; or

         (6) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referenced in clauses (1) through (5) above, inclusive, or any mortgage existing at the date of the indenture, provided that the principal amount of debt secured at the time of such extension may not be increased, and the collateral which secures the same cannot be expanded.

Notwithstanding these exceptions, we and one or more Restricted Subsidiaries may, without securing the debt securities, create, incur, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that if, after giving effect to such Debt, the aggregate of such secured Debt then outstanding (not including secured Debt permitted under the foregoing exceptions) at such time does not exceed 10% of our consolidated stockholders' equity as of the end of the preceding fiscal year (Section 5.03).

     RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS. If the applicable prospectus supplement states that the covenant set forth in Section 5.04 of the indenture will be applicable to a series of debt securities, we will be subject to the covenant that we will not, and we will not permit any Restricted Subsidiary to, enter into any lease, other than intercompany leases, longer than three years covering any Principal Property that is sold to any other person in connection with such lease unless:

         (1) we or such Restricted Subsidiary would be entitled, pursuant to "Restrictions on Liens" described above, to incur Debt secured by a mortgage on the Principal Property involved in an amount at least equal to the Attributable Debt (as defined below) without equally and ratably securing the debt securities provided that such Attributable Debt shall then be deemed to be Debt subject to the provisions of such restriction on liens, or

         (2) since the date of the indenture and within a period commencing twelve months prior to the consummation of the sale and leaseback transaction and ending twelve months after the consummation of such transaction, we or such Restricted Subsidiary have expended or will expend for Principal Property an amount equal to (a) the net proceeds of such sale and leaseback transaction, and we elect to designate all of such amount as a credit against such transaction or (b) a part of the net proceeds of such sale and leaseback transaction, and we elect to designate such amount as a credit against such transaction and apply an amount equal to the remainder of the net proceeds as provided in clause (3) below, or

         (3) an amount equal to such Attributable Debt (less any amount elected under clause (2) above) is applied within 90 days of such lease to the retirement of Debt, other than intercompany Debt, which by its terms matures at, or is prepayable or extendible or renewable at the sole option of the obligor without requiring the consent of the obligee to, a date more than twelve months after the date of the creation of such Debt (Section 5.04).

     CONSOLIDATION, MERGER AND SALE. The indenture generally provides that we may consolidate with or merge into any other corporation, or transfer or lease our properties and assets as an entirety or substantially as an entirety to any other corporation, if the corporation formed by or resulting from any such consolidation, into which we are merged or which shall have acquired or leased such properties and assets, shall, pursuant to a supplemental indenture, assume payment of the principal of (and premium, if any) and interest, if any, on the debt securities and the performance and observance of the covenants of the indenture (Section 11.01).

     If upon (1) any consolidation or merger of us, or of us and any Subsidiary, with or into any other corporation or corporations, or upon the merger of another corporation into us, or (2) successive consolidations or mergers to which we or our successors shall be a party or parties, or (3) upon any sale or conveyance of our property, or the property of us and any Subsidiary, as an entirety or substantially as an entirety, any Principal Property or any shares of stock or Debt of any Restricted Subsidiary would then become subject to any mortgage, we will cause the debt securities, and at our option any other indebtedness of us or such Restricted Subsidiary ranking equally with the debt securities, to be secured equally and ratably with (or, at our option, prior to) any Debt secured thereby, unless such Debt could have been incurred without us being required to secure the debt securities equally or ratably with (or prior to) such Debt pursuant to "Restrictions on Liens" described above (Section 11.01).

CERTAIN DEFINITIONS

     As used in the indenture and this prospectus, the following definitions apply:

     "ATTRIBUTABLE DEBT" means, in respect of a sale and leaseback transaction, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such sale and leaseback transaction, as determined in good faith by us) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). (Section 1.01).

     "PRINCIPAL PROPERTY" means our manufacturing plants or facilities or those of a Restricted Subsidiary located within the United States of America (other than its territories and possessions) or Puerto Rico, except any such manufacturing plant or facility which our board of directors by resolution reasonably determines not to be of material importance to the total business conducted by us and our Restricted Subsidiaries (Section 1.01).

     "RESTRICTED SUBSIDIARY" means any Subsidiary (1) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the United States of America (other than its territories and possessions) or Puerto Rico and (2) which owns or is the lessee of any Principal Property, but does not include any Restricted Subsidiary primarily engaged in financing activities, primarily engaged in the leasing of real property to persons other than us and our Restricted Subsidiaries, or which is characterized by us as a temporary investment. The terms "Restricted Subsidiary" does not include Coca-Cola Financial Corporation, The Coca-Cola Trading Company LLC, 55th & 5th Avenue Corporation, 3300 Riverside Drive Corporation, Bottling Investments Corporation, HV Company or ACCBC Holding Company, and their respective Subsidiaries. (Section 1.01).

     "SUBSIDIARY" means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by us or one or more other Subsidiaries, or by us and one or more other Subsidiaries. (Section 1.01).

     "VOTING STOCK" means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of said corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) (Section 1.01).

EVENT OF DEFAULT

     "EVENT OF DEFAULT," when used in the indenture with respect to any series of debt securities, means any of the following:

     - default for 30 days in payment of any interest on such series;

     - default in payment of any principal of or premium, if any, on or in any sinking fund installment for such series;

     - default for 90 days after notice in performance of any other covenant in the indenture (other than a covenant or agreement included in the indenture solely for the benefit of holders of debt securities of any series other than that series);

     - certain events of bankruptcy, insolvency or reorganization; or

     - any other Event of Default provided with respect to the debt securities of that series (Section 7.01).

The indenture requires us to deliver annually to the trustee an officers' certificate, in which certain of our officers certify whether or not they have knowledge of any default in our performance of the covenants described (Section 5.07).

     If an Event of Default shall occur and be continuing with respect to the debt securities of any series, the trustee or the holders of not less than 25% in principal amount of the debt securities of such series then outstanding may declare the principal (or, if the debt securities of such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the applicable prospectus supplement for such series) of all the debt securities of such series and the interest accrued thereon to be due and payable (Section 7.02). The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of such series (or, in the case of certain Events of Default pertaining to all outstanding debt securities, with the consent of holders of a majority in principal amount of all the debt securities then outstanding acting as one class) may waive any Event of Default with respect to a particular series of debt securities, except an Event of Default in the payment of principal of or any premium or interest on any debt securities of such series or in respect of a covenant or provision of the indenture which, under the terms thereof, cannot be modified or amended without the consent of the holders of each outstanding debt security of such series (Section 7.11). See "Modifications of the Indenture" below.

     Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee is under no obligation to exercise any of the rights or powers under the indenture at the request, order or direction of any of the holders of debt securities of any series, unless such securityholders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by such exercise (Section 8.02). Subject to such provisions for the indemnification of the trustee and certain limitations contained in the indenture, the holders of a majority in principal amount of all debt securities of such series at the time outstanding (treated as one class) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series (Section 7.10).

     If any debt securities are denominated in a foreign currency or composite currency, then for the purposes of determining whether the holders of the requisite principal amount of debt securities have taken any action as herein described, the principal amount of such debt securities shall be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of the spot rate of exchange into United States dollars for the currency or composite currency in which such debt securities are denominated (as determined by us or an authorized exchange rate agent and evidenced to the trustee) as of the date the taking of such action by the holders of such requisite principal amount is evidenced to the trustee as provided in the indenture (Section 14.10).

MODIFICATIONS OF THE INDENTURE

     We and the trustee may modify and amend the indenture with the consent of the holders of not less than a majority in aggregate principal amount then outstanding of any series of the debt securities affected by such modification or amendment. However, we may not, without the consent of the holders of each debt security so affected:

     - extend the fixed maturity of such series of debt securities;

     - reduce the principal amount of such series of debt securities;

     - reduce the rate or extend the time of payment of interest on such series of debt securities;

     - impair or affect the right of any securityholder to institute suit for payment of principal or interest or change the coin or currency in which the principal of or interest on such series of debt securities is payable; or

     - reduce the percentage of aggregate principal amount of debt securities of such series from whom consent is required to modify the indenture. (Section 10.02)

     We and the trustee may also modify and amend the indenture without the consent of any holders of debt securities to:

     - provide for security for the debt securities;

     - evidence the assumption of our obligations under the indenture by a successor;

     - add covenants that would benefit holders of any debt securities;

     - cure any ambiguity, omission, defect or inconsistency; and

     - provide for a successor trustee. (Section 10.01).

DEFEASANCE OF THE INDENTURE AND SECURITIES

     Unless the applicable prospectus supplement states otherwise, the indenture provides that we will be deemed to have paid and discharged the entire indebtedness on the debt securities of any series, and our obligations under the indenture with respect to the debt securities of such series (other than certain specified obligations, such as the obligations to maintain a security register pertaining to transfer of the debt securities, to maintain a paying agency office, and to replace stolen, lost or destroyed debt securities) will cease to be in effect, from and after the date that we deposit with the trustee, in trust, of:

         (1) money in the currency or composite currency in which the debt securities of such series are denominated; or

         (2) U.S. Government Obligations, in the case of debt securities denominated in dollars, or obligations issued or guaranteed by the government which issued the currency in which the debt securities of such series are denominated, in the case of debt securities denominated in foreign currencies, which through the payment of interest and principal in accordance with their terms will provide money in the currency in which the debt securities of such series are denominated; or

         (3) a combination thereof,

which is sufficient to pay and discharge the principal and premium, if any, and interest, if any, to the date of maturity on or the redemption date of, such series of debt securities (Sections 12.01 and 12.02). In the event of any such defeasance, holders of such debt securities would be able to look only to such trust fund for payment of principal (and premium, if any) and interest, if any, on their debt securities until maturity.

     Such defeasance may be treated as a taxable exchange of the related debt securities for an issue of obligations of the trust or a direct interest in the money, U.S. Government Obligations or other obligations held in the trust. In that case, holders of such debt securities may recognize gain or loss as if the trust obligations or the money, U.S. Government Obligations or other obligations deposited, as the case may be, had actually been received by them in exchange for their debt securities. Such holders thereafter might be required to include in income a different amount than would be includable in the absence of defeasance. We encourage prospective investors to consult with their own tax advisors as to the specific consequences of defeasance.

DENOMINATIONS

     Unless the applicable prospectus supplement states otherwise, the debt securities will be issued only in registered form without coupons, in U.S. dollars in denominations of $1,000 or any integral multiples of $1,000. We will issue a book-entry security equal to the aggregate principal amount of outstanding debt securities of the series represented by such book-entry security. We will specify the denominations of a series of debt securities denominated in a foreign currency or composite currency in the applicable prospectus supplement (Sections 3.02 and 3.03).

REGISTRATION AND TRANSFER

     You may exchange any certificated securities of any series for other certificated securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. Upon payment of any taxes and other governmental charges as described in the indenture, you may present certificated securities for registration of transfer (with the form of transfer duly executed), without a service charge, at the office of the securities registrar or at the office of any transfer agent that we designate for such purpose and reference in the applicable prospectus supplement with respect to any series of debt securities. Subject to its satisfaction with the documents of title and identity of the person making the request, the securities registrar or such transfer agent, as the case may be, will effect such transfer or exchange.

     We have initially appointed the trustee as securities registrar under the indenture (Section 3.05). If the prospectus supplement refers to any transfer agent in addition to the securities registrar initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in the borough of Manhattan, the city of New York, for such series. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 5.02).

     In the event of any partial redemption in part of a series of debt securities, we will not be required to

         (1) issue securities of such series, register the transfer of securities of such series or exchange debt securities of such series during a period beginning at the opening of business 15 days before the mailing date of a notice of redemption of such debt securities of that series selected to be redeemed and ending at the close of business on such mailing date or

         (2) register the transfer or exchange of any debt security, or portion of any such debt security, that is called for redemption, except the unredeemed portion of any debt security being redeemed in part (Section 3.05).

PAYMENT AND PAYING AGENTS

     Unless the applicable prospectus supplement states otherwise, we will pay the principal of and any premium and interest on debt securities at the office of the paying agent or paying agents as we may designate from time to time. However, at our option we may pay any interest by check mailed or delivered to the address of the person entitled to such payment as it appears in the securities register (Section 2.02). Unless the applicable prospectus supplement states otherwise, we will pay any installment of interest on debt securities to the person in whose name the debt security is registered at the close of business on the regular record date for such interest payment (Section 3.07). Payments of any interest on the debt securities may be subject to the deduction of applicable withholding taxes (Section 5.01).

     Unless the applicable prospectus supplement states otherwise, the principal office of the trustee in the city of New York is designated as our paying agent for payments with respect to debt securities. Any other paying agents that we may designate at the time of the offering and issuance of a series of debt securities will be named in the related prospectus supplement. With regard to any series, we may at any time designate additional paying agents, rescind the designation of any paying agents or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in the borough of Manhattan in the city of New York (Section 5.02).

     The trustee or any paying agent for the payment of principal of or interest on any debt security will repay to us all moneys paid by us which remain unclaimed at the end of two years after such principal or interest shall have become due and payable, and, after such repayment occurs, the holder of the applicable debt security will be entitled to look only to us for payment (Section 12.04).

CONCERNING THE TRUSTEE

     Bankers Trust Company, New York, New York, is the trustee under the indenture. We maintain banking relationships in the ordinary course of business with Bankers Trust Company, and Bankers Trust Company also acts as a dealer for the issuance of our commercial paper, has entered into interest rate and foreign currency transactions with us and serves as fiscal agent for our outstanding obligations.

BOOK-ENTRY SECURITIES

     We may issue debt securities of a series, in whole or in part, in the form of one or more book-entry securities that we will deposit with, or on behalf of, The Depository Trust Company, or another depositary that we name and identify in the applicable prospectus supplement. Unless and until a book-entry security is exchanged for certificated securities, a book-entry security may not be registered for transfer or exchange except as a whole by the depositary (or a successor depositary) to its nominee or by a nominee of the depositary (or a successor depositary) to the depositary (or a successor depositary) or to another nominee of the depositary (Section 3.05).

     We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a book-entry security in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a book-entry security, the depositary for such book-entry security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such book-entry security to the accounts of the depositary's participants. Participants are persons who have accounts with the depositary and include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Those participants' accounts to be credited shall be designated by the underwriters or agents with respect to such debt securities or by us if we directly offer and sell such debt securities. Access to the depositary's system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. These persons are known as indirect participants. Persons who are not participants may beneficially own book-entry securities held by the depositary only through participants or indirect participants.

     Ownership of beneficial interests in any book-entry security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee with respect to interests held by participants for such book-entry security and on the records of participants with respect to interests held by indirect participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws, as well as the limits on participation in the depositary's book-entry system, may impair a person's ability to own or transfer beneficial interests in a book-entry security.

     So long as the depositary or its nominee is the registered owner of a book-entry security, the indenture deems such depositary or such nominee to be the sole owner or holder of the debt securities represented by such book-entry security. Except as provided below, owners of beneficial interests in a book-entry security will not be entitled to have debt securities of the series represented by such book-entry security registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders of such debt securities under the indenture.

     We will pay the principal of and any premium and interest on debt securities registered in the name of the depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owner of the book-entry security representing such debt securities. We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the book-entry security for such debt securities, as shown on the records of such depositary or its nominee. We expect that participants will make similar credits to the accounts of indirect participants with whom they have a relationship. We also expect that payments by participants and indirect participants to owners of beneficial interests in such book-entry security held through such persons will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants and indirect participants. Neither we, the trustee, any paying agent nor the securities registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests of the book-entry security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests (Section 3.11).

     If the depositary for debt securities of a series is at any time unwilling or unable, or is no longer eligible, to continue as depositary, we have agreed to appoint a successor depositary. If we do not appoint such a successor within 90 days, we will issue debt securities of such series in definitive form in exchange for the book-entry security representing such series of debt securities. In addition, we may at any time and in our sole discretion determine not to have the debt securities of a series represented by a book-entry security and, in such event, we will issue debt securities of such series in definitive form in exchange for the book-entry security representing such series of debt securities. Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a book-entry security representing debt securities of such series may receive debt securities of such series in definitive form subject to terms acceptable to us, the trustee and the depositary for such book-entry security. In any such instance, an owner of a beneficial interest in a book-entry security will be entitled to physical delivery in definitive form of debt securities of the series represented by such book-entry security equal in principal amount to such beneficial interest and to have such debt securities registered in its name (Section 3.05).

                          DESCRIPTION OF DEBT WARRANTS

     This section describes the general terms and provisions of the debt warrants. The applicable prospectus supplement will describe the specific terms of the debt warrants offered by that prospectus supplement and any general terms outlined in this section that will not apply to those debt warrants.

     We may issue debt warrants in registered certificated form for the purchase of debt securities. We may issue debt warrants together with or separately from any debt securities offered by any prospectus supplement, and, if issued together with any debt securities, we may attach them to the debt securities or separate them from the debt securities. We will issue debt warrants under debt warrant agreements to be agreed between us and a bank or trust company, as debt warrant agent, all as set forth in the prospectus supplement relating to a particular issue of debt warrants.

     We have summarized selected terms and provisions of the forms of debt warrant agreement and debt warrant certificate in this section. We have also filed the forms of debt warrant agreement and debt warrant certificate as exhibits to the registration statement. You should read the debt warrant agreement and debt warrant certificate for additional information before you buy any debt warrants. The summary that follows includes references to particular provisions of the debt warrant agreement and the debt warrant certificate so that you can more easily locate these provisions. Capitalized terms used but not defined in this summary have the meanings specified in the debt warrant agreement or debt warrant certificates, as applicable.

GENERAL

     A prospectus supplement relating to a series of debt warrants being offered will include specific terms of the debt warrant agreement relating to the offering and the debt warrant certificates representing the offered debt warrants. These terms will include some or all of the following:

     - the offering price and the currency or composite currency you may use to purchase debt warrants;

     - the amount of warrants or rights outstanding;

     - the designation, aggregate principal amount, authorized denominations and terms of the debt securities which you may purchase upon the exercise of such debt warrants;

     - if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of debt warrants issued with each such debt security;

     - if applicable, the date on and after which you may separately transfer such debt warrants and the related debt securities;

     - the principal amount of debt securities you may purchase upon exercise of each debt warrant and the price and currency or composite currency or other consideration (which may include debt securities) you may use to purchase such principal amount of debt securities upon such exercise;

     - the procedures or conditions relating to changes to or adjustments in the exercise price;

     - the date on which your right to exercise the debt warrants shall commence and the date on which your right shall expire;

     - the terms of any mandatory or optional redemption by us;

     - any material U.S. federal income tax consequences;

     - the identity of the debt warrant agent;

     - the procedures and conditions relating to the exercise of the warrants;
       and

     - any other terms of the debt warrants.

     You may exchange debt warrant certificates for new debt warrant certificates of different denominations, may present debt warrant certificates for registration of transfer and may exercise debt warrant certificates at the corporate trust office of the debt warrant agent or any other offices indicated in the prospectus supplement (Sections 6 and 9).

EXERCISE OF DEBT WARRANTS

     Debt warrants will entitle you, as their holder, to purchase such principal amount of debt securities at such exercise price, for such consideration and during such period or periods as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the debt warrants. You may exercise debt warrants at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the prospectus supplement relating to such debt warrants. After such time on the expiration date of the debt warrants or such later date to which we may extend such expiration date, unexercised debt warrants will be void (Section 8). Prior to the exercise of your debt warrants, you, as a holder of a debt warrant certificate, will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of or any premium or interest on the debt securities purchasable upon such exercise or to enforce covenants in the indenture (Section 24).

     You may exercise debt warrants by delivery to the debt warrant agent of payment as provided in the related prospectus supplement of the amount required to purchase the debt securities purchasable upon such exercise, together with certain information set forth on the reverse side of the debt warrant certificate. Unless otherwise provided in the related prospectus supplement, upon receipt of such payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities that you purchased upon such exercise. If fewer than all of the debt warrants represented by such debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants (Section 9).

MODIFICATIONS

     We, together with the debt warrant agent, may amend any debt warrant agreement and the terms of the debt warrants issued pursuant to it, without the consent of the holders of debt warrant certificates, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained in it, or in any other manner which we and the debt warrant agent may deem necessary or desirable and which will not adversely affect the interests of the holders of debt warrant certificates (Section 19).

ENFORCEABILITY OF RIGHTS BY HOLDERS; GOVERNING LAW

     The debt warrant agent will act solely as our agent in connection with the debt warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of debt warrant certificates. Holders may, without the consent of the debt warrant agent or the trustee for the applicable series of debt securities, enforce by appropriate legal action, on their own behalf, their right to exercise their debt warrants in the manner provided in their debt warrant certificates and the debt warrant agreement (Section 25). Unless otherwise indicated in the applicable prospectus supplement, each issue of debt warrants and the applicable debt warrant agreement will be governed by and construed in accordance with the laws of the State of New York (Section 22).

                              PLAN OF DISTRIBUTION

     We may sell any securities:

     - through underwriters or dealers;

     - through agents; or

     - directly to one or more purchasers.

     The distribution of the securities may be effected from time to time in one or more transactions:

     - at a fixed price or prices, which may be changed from time to time;

     - at market prices prevailing at the time of sale;

     - at prices related to such prevailing market prices; or

     - at negotiated prices.

     For each series of securities, the prospectus supplement will set forth the terms of the offering including:

     - the initial public offering price;

     - the method of distribution, including the names of any underwriters, dealers or agents;

     - the purchase price of the securities;

     - our proceeds from the sale of the securities;

     - any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

     - any discounts or concessions allowed or reallowed or repaid to dealers;
       and

     - the securities exchanges on which the securities will be listed, if any.

     If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

     If we use dealers in the sale, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any jurisdiction that does not permit such an offer.

     Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act of 1933. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act of 1933, or to contribute with respect to payments that they may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

     We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institutions contractually agree to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

     The securities will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the securities on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

                                 LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for us by King & Spalding and for the underwriters, dealers and agents by Alston & Bird LLP. Sam Nunn, a partner of King & Spalding, is one of our directors. Alston & Bird LLP has from time to time acted as our counsel and may do so in the future.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included or incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2000, as set forth in their reports, which are incorporated by reference in this prospectus. Our consolidated financial statements and schedule are incorporated by reference in this prospectus in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

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     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                       Page
                                       ----
Cautionary Note Regarding Forward-
  Looking Statements.................   S-3
The Company..........................   S-5
Selected Financial Data..............   S-5
Capitalization.......................   S-6
Ratios of Earnings to Fixed
  Charges............................   S-6
Use of Proceeds......................   S-6
Description of Notes.................   S-7
United States Federal Income Tax
  Considerations.....................  S-14
Underwriting.........................  S-18
Legal Matters........................  S-19

                Prospectus

About This Prospectus................     1
Where You Can Find More Information..     1
Cautionary Note Regarding Forward-
  Looking Statements.................     2
The Company..........................     4
Use of Proceeds......................     4
Ratios of Earnings to Fixed
  Charges............................     4
Description of Debt Securities.......     5
Description of Debt Warrants.........    15
Plan of Distribution.................    17
Legal Matters........................    18
Experts..............................    18

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                                  $500,000,000

                          (THE COCA-COLA COMPANY LOGO)
                                  4.00% Notes
                                due June 1, 2005
                             ----------------------

                                   PROSPECTUS

                             ----------------------
                              GOLDMAN, SACHS & CO.

                                UBS WARBURG LLC

                        UTENDAHL CAPITAL PARTNERS, L.P.

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